EXHIBIT 14.1
SPAR Group
Code of Ethical Conduct
for its
Directors, Senior Executives and Employees
Amended and Restated (as of) August 1, 2012

I.           Introduction

1.           Purpose. The Board of Directors (the "SGRP Board") of SPAR Group, Inc. ("SGRP"), and its Governance Committee have amended and restated this Code (see all of the defined terms in Section 3 of this Part I, below), effective as of August 1, 2012, in order to:

(a)	promote and reward honest and ethical conduct by each Covered Person (as defined below) in his or her position with the Company, including (to the extent applicable):

(i)	the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)
full, fair, accurate, timely, and understandable disclosure in accordance with Applicable Law in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

(iii)	compliance with applicable governmental laws, rules and regulations; and

(iv)
honest and ethical behavior among peers and subordinates, including prompt internal reporting to the appropriate Person of any violation by anyone of this Code or any other applicable ethics code or policy of the Company; and

(b)	deter wrongdoing by any Covered Person and provide for accountability for adherence to this Code and any other applicable ethics code or policy of the Company.

2.           Penalty for Violation of Code.  Any Covered Person violating this Code or any other applicable ethics code or policy of the Company in any material respect (as determined by the SGRP Board) will be subject to disciplinary action, and (depending on the circumstances and severity) may be terminated by the Company.  Please note that acts or omissions of a Covered Person in violation of this Code also may violate Applicable Law and subject the Covered Person to possible civil or criminal liability, whether or not the Company may take any such disciplinary action.

3.           Certain Definitions:

(a)           "Affiliate" of a referenced Person shall mean (i) any direct or indirect subsidiary or parent of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with the referenced Person (with "control" meaning the direct or indirect power to direct or cause the direction of a Person's business, management, operations or policies or its property use, disposition or encumbrance, whether through ownership, by contract, arrangement or understanding or otherwise, which shall be presumed to exist if the referenced Person has more than ten percent of the equity of, profits from or voting power respecting such other Person or vice versa), (iii) any director, officer, manager or other executive of or partner, member or joint venturer in such Person or any Affiliate of such Person, or (iv) any Family Member of such Person or of any Affiliate of such Person.

(b)           "Applicable Law" shall mean, to the extent applicable, (i) the charter or other organizational or governance document or listing or other requirements of any national securities exchange or market on which SGRP's stock is listed or quoted, currently Nasdaq, or any other self-regulatory or governing body or organization, (ii) the Securities Act of 1933, the Securities Exchange Act of 1934 and the "blue sky" and other applicable federal and state securities law, (iii) the Internal Revenue Code and other applicable federal and state tax law, (iv) the General Corporation Law or Article 8 of the Uniform Commercial Code of the State of Delaware or the comparable law of the State of Nevada or any other applicable state, or (v) any other federal, state, territorial, provincial, county, municipal or other governmental or quasi-governmental law, statute, ordinance, requirement or use or disposal classification or restriction; in each case (i) whether domestic or foreign, (ii) including (without limitation) any and all rules and regulations promulgated under any of the foregoing and then in effect, and (iii) as the same may be adopted, supplemented, modified, amended or restated from time to time or any corresponding or succeeding law or provision.

(c)           "Approved Activity" shall mean any lawful activity (i) for or on behalf of any SPAR Company, (ii) contemplated in any Approved Affiliate Contract, (iii) by a natural Person serving as a shareholder, partner, member or other owner, a director, manager, officer or other executive, or any employee, agent or other representative of or consultant to any Approved Affiliate Company, (iv) for which an express exception, exclusion or statement of inapplicability is contained in this Code, any other policy of the SGRP Board or the Company, or any resolution of the shareholders of SGRP, the SGRP Board, the SGRP Governance Committee or the SGRP Audit Committee, or (v) that may have been approved (specifically or by type) by the shareholders of SGRP, the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee, or in the case of any activity immaterial to the SPAR Group by a more junior Senior Executive or Employee, his or her Superior Officer.

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(d)           "Approved Affiliate Company" shall mean any Affiliate of SGRP or any Covered Person that is a party to any Approved Affiliate Contract or any Affiliate of such party, in each case other than any SPAR Company or any natural Person.

(e)           "Approved Affiliate Contract" shall mean any contract, agreement or arrangement to provide goods or services to or from any Affiliate of any SPAR Company or Covered Person, and any supplement, modification, amendment or restatement thereto, that has been approved by the applicable SPAR Company and, to the extent required under the SGRP By-Laws or any Applicable Law, the SGRP Audit Committee or SGRP Board, as the same may have been and hereafter may be duly executed, supplemented, modified, amended, restated or replaced from time to time.  The current material Approved Affiliate Contracts are described in the SEC Reports of SGRP most recently filed with the SEC (and available under the Investor Relations tab at sparinc.com).

(f)           "Code" shall mean this SPAR Group Code of Ethical Conduct for its Directors, Senior Executives and Employees Dated (as of) May 1, 2004, as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein.

(g)           "Company" shall mean each of SGRP, the SPAR Companies and (to the extent they have agreed to adopt this Code and apply it to their respective Covered Persons) the Approved Affiliate Companies.  SGRP has asked SMS, SMSI and SIT (the three Approved Affiliate Companies that have over time provided services to the SPAR Companies) to adopt this Code to apply to their respective Covered Employees as if SMS, SMSI and SIT were SPAR Companies, and each has done so.  Accordingly, each Approved Affiliate Company adopting this Code (including SMS, SMSI and SIT) shall be included as part of the Company for purposes of this Code as and to the extent the context may require or permit.

(h)           "Competitor" shall mean any Person (other than any SPAR Company or Approved Affiliate Company) that competes or seeks to compete for or with the products, services or business of any SPAR Company or Approved Affiliate Company.

(i)           "Covered Person" shall mean any Outside Director, Senior Executive or Employee.

(j)           "Customer" shall mean any Person (other than any SPAR Company or Approved Affiliate Company) to whom any SPAR Company or Approved Affiliate Company provides or seeks to provide any products or services.

(k)           "Employee" shall mean any officer or employee of the Company who is not a Senior Executive.

(l)            "Family Member" of a Covered Person shall mean any of the following: (i) the Covered Person's spouse who resides in the same home as such Covered Person, (ii) the parents, brothers, sisters and children of the Covered Person who reside in the same home as such Covered Person, whether related by blood, marriage or adoption (which includes in-laws), (iii) anyone else residing in the Covered Person's home, and (iv) anyone else deemed to be a "family member" under applicable Exchange Rules, securities law or other law.

(m)           "Nominal Value" shall mean the fair market value for any product or service that is in an immaterial amount under the circumstances, taking into account the economic circumstances of the giver and receiver, and subject to such guidance as the SGRP Board, SGRP Governance Committee, Compensation Committee or SGRP Audit Committee may provide from time to time.

(n)           "Outside Director" shall mean any director of the Company who is not a Senior Executive or Employee.

(o)           "Person" shall include (without limitation) any manner of association, business, business trust, company, corporation, enterprise, estate, governmental or other authority, group (including one under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), joint venture, limited or unlimited liability company, limited liability or general partnership, natural person (i.e., human being), syndicate, trust or other entity.

(p)           "SEC" shall mean the Securities and Exchange Commission of the United States of America.

(q)           "SEC Report" shall mean any Proxy Statement, Annual Report, Quarterly Report, Current Report or other statement or report filed with the SEC.

(r)           "Senior Executive" shall mean any of the following: (i) the Chairman, Vice Chairman, Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer and Controller and each other executive officer of SGRP; (ii) each director of SGRP (other than any Outside Director) or any other SPAR Company: (iii) the President, Secretary, Treasurer, Chief Financial Officer and Controller and each other executive officer of each other SPAR Company (if different than those of SGRP); and (iv) and each other Person performing similar functions for the Company as determined from time to time by the SGRP Board, the SGRP Governance Committee or the SGRP Audit Committee, provided that such other Person is given notice of such determination (directly or through any public filing).

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(s)           "SGRP Articles" shall mean the Certificate of Incorporation of SGRP filed on November 29, 1995, with the Secretary of State of the State of Delaware, as amended and as the same may be amended or restated from time to time in the manner provided therein and under Applicable Law.

(t)           "SGRP Audit Committee" shall mean the Audit Committee of the SGRP Board.

(u)           "SGRP By-Laws" shall mean the By-Laws of SGRP, including (without limitation) the charters of the SGRP Audit Committee, SGRP Compensation Committee and the SGRP Governance Committee, as the same may have been and hereafter may be adopted, supplemented, modified, amended or restated from time to time in the manner provided therein.

(v)           "SGRP Governance Committee" shall mean the SGRP Governance Committee of the SGRP Board.

(w)          "SIT" shall mean SPAR Infotech, Inc., a Nevada Corporation.

(x)           "SMS" shall mean SPAR Marketing Services, Inc., a Nevada corporation.

(y)           "SMSI" shall mean SPAR Management Services, Inc., a Nevada Corporation.

(z)           "SPAR Company" shall mean any of SGRP and its direct and indirect subsidiaries.  The subsidiaries of SGRP include (without limitation) those companies listed in Exhibit 21.1 to SGRP's Annual Report on Form 10-K as then most recently filed with the SEC.

(aa)         "SPAR Group" shall mean SGRP and its direct and indirect subsidiaries and each Approved Affiliate Company that has adopted this Code (including, without limitation, SMS, SMSI and SIT).

(bb)         "SPAR Representative" shall mean any shareholder, partner, equity holder, member, director, officer, manager, employee, consultant, agent, attorney, accountant, financial advisor or other representative of any SPAR Company.

(cc)          "Superior Officer" shall mean (i) a Senior Executive in the case of an Employee, (ii) the Chief Executive Officer or Chief Financial Officer of SGRP in the case of a more junior Senior Executive, (iii) the Chief Executive Officer of SGRP, the SGRP Board, the SGRP Governance Committee or the SGRP Audit Committee in the case of the Chief Financial Officer of SGRP, and (iv) the SGRP Board, the SGRP Governance Committee or the SGRP Audit Committee in the case of any Senior Executive or Outside Director of SGRP.

(dd)          "Vendor" shall mean any Person (other than any SPAR Company or Approved Affiliate Company) that provides or seeks to provide any products or services to any SPAR Company or Approved Affiliate Company.

II.           Business Practices and Ethics

1.           Proper Business Practices and Ethical Behavior.  It is the policy of the Company that the Company and each Covered Person conduct his or her activities for the SPAR Group in accordance with generally accepted proper business practices, including (without limitation) generally accepted ethical standards for the conduct of business.

2.           Examples of Certain Possible Prohibited Conduct by Covered Persons.  As an aid to identify potentially improper or unethical business practices by any Covered Person on behalf of the SPAR Group, each of the following situations in the conduct of his or her activities for the SPAR Group may (depending upon the circumstances) be considered to be a violation of the Company's policy of proper and ethical business practices (as set forth in Section 1 of this Article) by any Covered Person (other than any Approved Activity), and accordingly should not be undertaken by any Covered Person without discussion of the matter with his or her Superior Officer and (in the case of a Senior Executive or Outside Director or if any reasonable doubt remains) the Chief Executive Officer, Chief Financial Officer or General Counsel of SGRP:

(a)	any financial reporting conduct prohibited (under the circumstances) by Section 2 of Article III of this Code (other than any Approved Activity);

(b)	any violation of Applicable Law prohibited (under the circumstances) by Section 2 of Article IV of this Code (other than any Approved Activity);

(c)	any conflict of interest prohibited (under the circumstances) by Section 2 or Section 4 of Article V of this Code (other than any Approved Activity);

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(d)	any personal or improper use of use any of the funds or other assets or properties of any SPAR Company, any Approved Affiliate Company, any SPAR Representative, any Customer or any Vendor;

(e)	any intentional waste or destruction of any asset or property of any SPAR Company, any Approved Affiliate Company, any SPAR Representative, any Customer or any Vendor;

(f)
making or offering to a Competitor, Customer or Vendor (or their respective officers, employees or other representatives) any gifts, gratuities, free products or services, payments not for products or services, discounts, travel, excessive entertainment, or loans or other credit, whether personally or by on behalf of any SPAR Company or Approved Affiliate Company, other than in a Nominal Amount;

(g)
making or offering any donation, gift, loan or use of any funds, assets or properties of any SPAR Company, directly or indirectly to, for or against the benefit of any political party, campaign, committee, or candidate, other than in a Nominal Amount to the extent permitted by Applicable Law;

(h)
making or offering any bribe, payoff, kickback or similar quid pro quo payment to any Person for the purpose of maintaining or directing business to or from any such Person, whether personally or by on behalf of any SPAR Company or Approved Affiliate Company; and

(i)
paying or granting any rebates or discounts by the SPAR Group in violation of this policy or any other approved policy concerning this subject (i.e., sales policies, etc.) or in violation of Applicable Law.

3.           Examples of Certain Non-Violations.  As an aid to identify situations not likely to be considered improper or unethical business practices by any Covered Person on behalf of the SPAR Group, each of the following situations will not be considered to be a violation of the Company's policy of proper and ethical business practices (as set forth in Section 1 of this Article) by any Covered Person (each of which is an Approved Activity, and without limiting any other applicable Approved Activity):

(a)
rebates, discounts, free samples, make goods and similar accommodations given to Customers so long as made in the normal course of business in accordance with Applicable Law pursuant to bona fide, arm's-length negotiations with Customers (i) on a bid-and-asked basis, including time or unit pricing, (ii) given in reasonable response to claims and disputes over products and services already delivered (in whole or in part), or (iii) formula based discount or refund programs that have been reviewed and approved (in advance of implementation) by the Company to not violate Applicable Law;

(b)	making or providing any gifts, gratuities, free products or services, favors, travel, or entertainment, provided that all of the following criteria are met:

(i)	the item is consistent with normal and accepted business practice and does not violate Applicable Law;

(ii)
either (A) the item is reasonable and not excessive if a favor, travel or entertainment, or is otherwise of Nominal Value, or (B) where local or industry custom is so strong that to not provide such a gift or other item would preclude doing the contemplated business and the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer has approved it;

(iii)
the item cannot be reasonably construed as a bribe, payoff, kickback or similar payment, other than where local or industry custom is so strong that to not provide such a gift or other item would preclude doing the contemplated business and the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer has approved it;

(iv)	the item is fully and timely reported to the Company on the appropriate expense or other form;

(v)	public disclosure would not embarrass the Company or be reasonably likely to cause legal action; and

(vi)	the item is not a gift of cash.

(c)
any action taken by any Covered Person in good faith and in reasonable reliance on the advice of the accountants, counsel or other professional advisors to any SPAR Company or Approved Affiliate Company; or

(d)	any other action taken by any Covered Person in good faith and without any intent to violate or evade any of the provisions of this Code.

4.           Cash Gifts.  Gifts of cash should never be given or accepted under any circumstance.

5.           Excessive Gifts.  Gifts received by a Covered Person or his or her Family Member having a reasonably fair market value in excess of Nominal Value shall on demand be turned over to the applicable Company and become its property.

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III.           Financial Reporting

1.           Proper Financial Reporting.  It is the policy of the Company that it provide full, fair, accurate, timely, and understandable disclosure in accordance with Applicable Law in reports and documents that SGRP files with, or submits to, the SEC and in other public communications made by the Company.  Accordingly, it is the policy of the Company that each Covered Person in the conduct of his or her activities for the Company provide to the Company such information as is known to him or her (on a full, fair, accurate, timely, and understandable basis), and take or refrain from such bookkeeping or similar actions appropriate to his or position, as are reasonably required in order that (i) the book entries of the SPAR Group fairly reflect the applicable items and amounts in accordance with generally accepted accounting principles consistently applied, the significant accounting policies of the Company and the requirements of Applicable Law (which in some instances are more stringent than generally accepted accounting principles), and (ii) the information in reports and documents that SGRP files with, or submits to, the SEC and in other public communications made by the Company provides full, fair, accurate, timely, and understandable disclosure in accordance with Applicable Law.

2.           Examples of Certain Prohibited Conduct by Senior Executives and Employees.  As an aid to identify likely improper financial reporting practices by any Senior Executive or Employee in the conduct of his or her activities for the SPAR Group, each of the following situations may (depending upon the circumstances) be considered to be a violation of the Company's policy of proper financial reporting (as set forth in Section 1 of this Article) by any Senior Executive or Employee (other than any Approved Activity):

(a)	knowingly making any false or materially misleading entries in any of the books and records of the SPAR Group;

(b)	knowingly using, approving, applying or delivering any funds, asset or property in more than an immaterial amount from the SPAR Group:

(i)	without supporting documentation reasonably adequate on its face,

(ii)	in any amount or kind not reasonably described in its supporting documentation,

(iii)	for any purpose not reasonably described in its supporting documentation, or

(iv)
without such item being timely and reasonably identified and recorded the books and records of the SPAR Group in accordance with generally accepted accounting principles and the significant accounting policies of the SPAR Group;

(c)
approving any agreement with any consultant, agent or sales representative that provides for any fees of more than an immaterial amount to be paid without reasonably identifying such fees by amount, formula or otherwise;

(d)
using any accounting practice in clear contravention of generally accepted accounting principles to knowingly disguise the source or application of funds, such as (without limitation) the use of inflated or duplicate billings, misclassification of expenditures, unrecorded cash funds, duplicate or fictitious accounts, and misuse of reserve or intercompany transfers; or

(e)
any other knowing or deliberate failure in any material respect to falsify or otherwise properly record, identify or classify any asset, liability, receipt, expenditure or other item of the SPAR Group of more than an immaterial amount in their books and records in clear contravention of generally accepted accounting principles or the significant accounting policies of the SPAR Group.

3.           Examples of Certain Non-Violations.  As an aid to identify situations not likely to be considered improper financial reporting by any Senior Executive or Employee on behalf of the SPAR Group, each of the following situations in the conduct of his or her activities for the SPAR Group will not be considered to be a violation of the Company's policy of proper financial reporting (as set forth in Section 1 of this Article) by any Senior Executive or Employee (each of which is an Approved Activity, and without limiting any other applicable Approved Activity):

(a)
any estimation, classification or other determination under or application of generally accepted accounting principles or the significant accounting policies of the SPAR Group made by any Senior Executive or Employee in good faith based upon the information available to such executive, whether or not the Company's independent accountants agree;

(b)
any accrual, recordation, identification or classification of any asset, liability, receipt, expenditure or other item of the SPAR Group in their books and records in good faith based on the documentation submitted to him or her, whether or not the Company's independent accountants agree;

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(c)
any accrual, recordation, identification or classification of any asset, liability, receipt, expenditure or other item of the SPAR Group in their books and records reasonably consistent with past practice, whether or not the Company's independent accountants agree;

(d)
any accrual, reasonable interpretation of generally accepted accounting principles or the significant accounting policies of the SPAR Group made by any Senior Executive or Employee in good faith, whether or not the Company's independent accountants agree;

(e)
any action taken by any Senior Executive or Employee in good faith and in reasonable reliance on the advice of the accountants, counsel or other professional advisors to any SPAR Company or Approved Affiliate Company, whether or not the Company's independent accountants agree; or

(f)
any other action taken by any Senior Executive or Employee in good faith and without any intent to violate or evade any of the provisions of this Code, whether or not the Company's independent accountants agree.

IV.           Compliance with Applicable Law

1.           Compliance with Applicable Law.  It is the policy of the Company that the Company and each Covered Person comply in all material respects with all Applicable Law in the conduct of his or her activities for the SPAR Group that if violated would under the circumstances constitute a crime on the part of such person or company.

2.           Examples of Certain Prohibited Conduct by Covered Persons.  As an aid to identify likely violations of law by any Covered Person in the conduct of his or her activities for the SPAR Group, each of the following situations may (depending upon the circumstances) be considered to be a violation of the Company's policy of compliance with Applicable Law (as set forth in Section 1 of this Article) by any Covered Person (other than any Approved Activity):

(a)	commission of any theft or misappropriation of any funds, asset or property of any SPAR Company, any Approved Affiliate Company, any SPAR Representative, any Customer or any Vendor;

(b)	commission of fraud against any SPAR Company, any Approved Affiliate Company, any SPAR Representative, any Customer or any Vendor;

(c)
any unlawful use or application of any of the funds or other assets or properties of any SPAR Company, any Approved Affiliate Company, any SPAR Representative, any Customer or any Vendor, including (without limitation) any use or application of any of the funds or other assets or properties of any SPAR Company, directly or indirectly, for

(i)	any illegal bribe, payoff, kickback or similar payment,

(ii)
any illegal loan, gift, donation or contribution to, for or against the benefit of any political party, campaign, committee, or candidate, including (without limitation) (i) any use or application of any such funds, assets or properties to indemnify or reimburse any other Person for any such loan, gift, donation or contribution, (ii) uncompensated use of any such funds, assets or properties, and (iii) any loan, loan guaranty or support, or other extension of credit, or

(iii)	any violation of the Foreign Corrupt Practices Act of 1977, as amended;

(d)	knowingly and deliberately taking any action that violates any Applicable Law pertaining to equal employment opportunities, including (without limitation) laws pertaining to

(i)	discrimination on the basis of race, color, sex, age, religion, national origin, ethnicity, veteran status, disability or handicapped status, or

(ii)	sexual, racial, religious or other harassment;

(e)	knowingly and deliberately taking any action that violates any Applicable Law pertaining to anti-trust or related matters, including (without limitation)

(i)	discussion of prices, terms and conditions of sale, discounts, credit terms or similar subjects with any Competitor;

(ii)	"signaling" any Competitor regarding pricing strategies, directly or through any Customer or other Person; or

(iii)	agreeing with any Competitor to stay out of each other's markets or to stay away from each other's customers; or

(f)	knowingly or deliberately violating in any material respect any applicable criminal law.

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3.           Examples of Certain Possible Prohibited Conduct by Covered Persons.  As an aid to identify problem areas and possible violations of law by any Covered Person on behalf of the SPAR Group, each of the following situations in the conduct of his or her activities for the SPAR Group may (depending upon the circumstances) be considered to be a violation of the Company's policy of compliance with any Applicable Law pertaining to anti-trust or related matters, and accordingly should not be undertaken by any Covered Person without discussion of the matter with his or her Superior Officers and (in the case of a Senior Executive or Outside Director or if any reasonable doubt remains) the Chief Executive Officer, Chief Financial Officer or General Counsel of SGRP, in each case other than any Approved Activity:

(a)	participation in benchmarking or statistical reporting of competitive information with any Competitor;

(b)	discussion of current or future output, costs, marketing strategies or other competitively-sensitive information with any Competitor;

(c)	agreeing with any Customer or Vendor to take or not take any action vis-à-vis another Customer or Vendor, respectively; or

(d)	agreeing with any Competitor not to deal with, buy from or sell to another Customer or any Vendor.

4.           Examples of Certain Non-Violations.  As an aid to identify situations not likely to be considered violations of Applicable Law by any Covered Person on behalf of the SPAR Group, each of the following situations in the conduct of his or her activities for the SPAR Group will not be considered to be a violation of the Company's policy of compliance with Applicable Law (as set forth in Section 1 of this Article) by any Covered Person (each of which is an Approved Activity, and without limiting any other applicable Approved Activity):

(a)
any disclosure or other communication made pursuant to a confidentiality agreement or arrangement entered into with a Competitor or other Person to permit consideration of a potential acquisition, disposition, merger or other transaction where the recipient agrees to not use the disclosed confidential information for any other purpose for a reasonable period of time;

(b)
any action taken by any Covered Person in good faith and in reasonable reliance on the advice of the accountants, counsel or other professional advisors to any SPAR Company or Approved Affiliate Company; or

(c)	any other action taken by any Covered Person in good faith and without any intent to violate or evade any of the provisions of this Code.

V.           Conflicts of Interest

1.           Conflicts Prohibited.  Each Covered Person of the Company is prohibited from engaging in any business activity that conflicts with his or her duties to the Company, and each Covered Person should avoid any activity or interest that is inconsistent with the best interests of the SPAR Group, in each case except for any Approved Activity.  The activities that may create a potential conflict of interest are often impossible to identify in advance for all situations. If a Covered Person is in doubt as to whether such a situation exists, the Covered Person should discuss the matter with his or her Superior Officer and (in the case of a Senior Executive or Outside Director or if any reasonable doubt remains) the Chief Executive Officer, Chief Financial Officer or General Counsel of SGRP.

2.           Examples of Certain Possible Conflicts.  As an aid to identify possible conflicts of interest with the SPAR Group, each of the following situations may (depending upon the circumstances) be considered to be a conflict of interest between a Covered Person and the SPAR Group if such Covered Person or his or her Family Member (other than in any Approved Activity):

(a)
benefits personally (other than as a shareholder, director, officer or employee of any member of the SPAR Group) from (i) any transaction by the  Company with any Vendor or Customer, or (ii) from actions taken or associations made in the course of the Senior Executive's performance of his or her duties with the Company;

(b)
seeks or accepts from a Competitor, Customer or Vendor (or their respective officers, employees or other representatives) in the conduct of his or her activities for the Company any gift, gratuity, free product or service, payment, discounts, travel, entertainment, or loans or other credit of more than Nominal Value;

(c)	in the case of a Senior Executive or Employee, serves as a director, officer or employee of or consultant to any Competitor, Customer or Vendor;

(d)	in the case of a Senior Executive or Employee, has any financial or other interest in any Competitor, Customer or Vendor; or

(e)
uses (other than for the benefit of any SPAR Company or Approved Affiliate Company) or reveals (without proper authorization other than to a SPAR Representative) any confidential product, financial or other proprietary information concerning the plans, decisions, or activities of any SPAR Company or Approved Affiliate Company that is not available to the general public, including (without limitation) confidential financial information that could be of some importance in deciding whether to buy or sell common stock of SGRP.

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3.           Examples of Certain Non-Conflicts.  As an aid to identify situations not likely to be potential conflicts of interest with the SPAR Group, each of the following situations will not be considered to be a conflict of interest between a Covered Person and the SPAR Group (each of which is an Approved Activity, and without limiting any other applicable Approved Activity):

(a)	loans or other credit extended to any Covered Person or his or her Family Member from any Vendor or Customer that is a regulated financial institution;

(b)
gifts (other than cash), gratuities, free products or services, discounts, travel and related accommodations, or entertainment to any Covered Person or his or her Family Member from any Customer or Vendor (i) having a Nominal Value, (ii) if such travel and related accommodations are in the best interest of the Company, and the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer has approved it, or (iii) where local custom is so strong that to refuse a gift or not to reciprocate with a gift would be considered a damaging insult, and the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer has approved it;

(c)
participation in benefit programs sponsored by or for the SPAR Group by any Covered Person, his or her Family Members or the officers or employees of any Approved Affiliate Company (at the expense of their employer), including purchases pursuant to publicized discount purchasing programs maintained by the SPAR Group or for the SPAR Group by its Vendors or Customers;

(d)	accrual of airline mileage for future personal use, provided that the Covered Person utilizes reasonably cost effective and efficient flights (taking into account comparable travel times);

(e)
ownership interests by any Covered Person or his or her Family Member in Competitors, Customers and Vendors where (i) such interest has been disclosed in writing to and approved by the SGRP Board, the SGRP Governance Committee, or the SGRP Audit Committee, or (ii) such interest is (1) comprised of securities in widely held companies whose securities are regularly and publicly traded in nationally recognized United States securities markets and (2) not in excess of 5 percent of the outstanding common stock or other voting securities of any such company;

(f)
serving as a shareholder, partner, member or other owner, a director, manager, officer or other executive, or any employee, agent or other representative of or consultant to any other SPAR Company or any Approved Affiliate Company or having any Family Member do so;

(g)	in the case of an Outside Director, serving as a director, officer or employee of or consultant to any Competitor, Customer, Vendor or other Person or having any Family Member do so; or

(h)	any other activity disclosed in writing to and approved by the SGRP Board, the SGRP Governance Committee or the SGRP Audit Committee.

4.           Non-SPAR Business Activities.  It also may (depending upon the circumstances) be considered to be a conflict of interest between a full-time Senior Executive or Employee and the SPAR Group if the Senior Executive or Employee spends time during working hours (other than during customary breaks or non-working hours in the case of a part-time Employee) on any business activity other than for or on behalf of any SPAR Company or Approved Affiliate Company, unless the Senior Executive or Employee has received prior written authorization from the SGRP Board, the SGRP Governance Committee, the SGRP Audit Committee or a Superior Officer.  Authorization will normally be granted to a Senior Executive or Employee to devote working time to charitable activities and community affairs where the time involved is not unreasonable.  Business activities by a Senior Executive or Employee that are not for or on behalf any SPAR Company or Approved Affiliate Company will nevertheless not be considered to be conflicts of interest (and hence are Approved Activities) if such activities (i) are not for or on behalf of any Competitor, Customer or Vendor, (ii) do not occupy the employee's time during his or her normal working hours, (iii) do not violate any of the other provisions of this Code, (iv) are not otherwise inconsistent with the interests of the SPAR Group, and (v) do not interfere with the performance of his or her duties.

5.           Certain Approved Affiliate Contracts and Underlying Transactions.

(a)           Each Approved Affiliate Contract (and any material supplement, modification, amendment or restatement of such contract) must be approved in advance, and from time to time thereafter is subject to periodic review and approval, by the SGRP Board (including its independent and disinterested directors) and its SGRP Audit Committee in accordance with the SGRP By-Laws and Applicable Law.

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(b)           Approved Activities shall include (without limitation) each of (i) the transactions, positions and activities described in any Approved Affiliate Contact or disclosed to SGRP in connection therewith, (ii) any other position or relationship that any Covered Person or any of his or her Family Members from time to time may have with any Approved Affiliate Company, and (iii) any direct or indirect financial or other benefit to any Covered Person or any of his or her Family Members from any Approved Affiliate Contract.

(c)           The Approved Affiliate Contracts and the material benefits to the Affiliates of SGRP under them are and will continue to be described (as and to the extent required) in SGRP's SEC Reports.

VI.           Covered Person's Responsibilities

1.           Knowledge and Promotion of Code.  Each Covered Person is responsible to be aware of this policies contained in this Code and for its enforcement and compliance.

2.           Acknowledgment of Code.  Each new Covered Person will be asked to acknowledge in writing that he or she has read and understood and will comply with this Code.

3.           Confirming Applicability.  There may be situations not listed in this Code that would be reasonably likely to conflict with or violate the policies of the Company enumerated in this Code or the Company's other policies.  It is the responsibility of each Covered Person to determine whether a such a conflict or violation would be reasonably likely to exist or ask for clarification of the situation from a Superior Officer and (in the case of a Senior Executive or Outside Director or if any reasonable doubt remains) the Chief Executive Officer, Chief Financial Officer or General Counsel of SGRP (and if applicable from the other party) if any uncertainty reasonably exists.

4.           Reporting Code Violations.  Each Covered Person shall promptly report to his or her immediate Superior Officer any actual, proposed or contemplated conduct of any Person (including such executive) that the employee reasonably believes may constitute a violation of this Code or any other ethics code or policy of the Company in any material respect.  If not resolved within a reasonable period of time, the persons making and receiving such report shall promptly forward such report to the Chairman of the SGRP Board and the Chairmen of the SGRP Governance Committee.

5.           No Retaliation.  No Covered Person will be subject to any discipline, penalty or other retaliation for any good faith satisfaction of his or her reporting obligations under this Code.

6.           Questions and Assistance.  Any Covered Person having any questions about or needing any assistance respecting any of the policies and other matters covered by this Code should contact a Superior Officer or the Chief Executive Officer, Chief Financial Officer or General Counsel of SGRP.

VII.           Miscellaneous

1.           Waiver.  Any waiver of any provision of this Code: (a) shall be effective only if approved by the SGRP Board; (b) shall be filed with the SEC and publicized to the extent required by Applicable Law; and (c) shall be effective only in the specific instance and for the specific purpose for which given.

2.           Approval. Any approval contemplated under any provision of this Code: (a) shall be effective only if (i) in writing and signed by the Company or (ii) approved by the SGRP Governance Committee, the SGRP Audit Committee, the SGRP Board or the shareholders of the Company; (b) shall be filed with the SEC and publicized to the extent required by Applicable Law and deemed a "waiver" under the circumstances; and (c) shall be effective only in the specific instance and for the specific purpose for which given.

3.           No Waiver by Action.  No waiver or approval shall be deemed, regardless of frequency given, to be a further or continuing waiver or consent except as otherwise expressly provided in such waiver.  The failure or delay of the Company at any time or times to require compliance with any provision of this Code in no way shall affect the Company's right at a later time to enforce any such provision.

4.           Amendment.  This Code may be amended, restated, replaced or repealed, and a new or restated Code may be adopted, at any time and from time to time by action of the SGRP Board.

5.           Plurals and Pronouns.  Each use in this Code of a capitalized term or other word or phrase defined in singular form also shall apply to the plural form of such term, word or phrase, and vice versa, a neuter pronoun shall be deemed to include references to the masculine and feminine variations thereof, and vice versa, and a singular pronoun shall be deemed to include a reference to the plural variation thereof, and vice versa, in each case as the context may permit or require.

6.           Headings.  The section and other headings contained in this Code are for reference purposes only and shall not affect the meaning or interpretation of this Code.

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7.           Including.  The terms "including", "including, but not limited to", "including (without limitation)" and similar phrases (i) mean that the items specifically listed after such term are examples of the provision preceding such term and are not intended to be all inclusive, (ii) shall not in any way limit (or be deemed or construed to limit) the generality of the provision preceding such term, and (iii) shall not in any way preclude (or be deemed or construed to preclude) any other applicable item encompassed by the provision preceding such term.

8.           Severability.  In case any one or more of the provisions contained in this Code should be held invalid, illegal or unenforceable in any respect pursuant to Applicable Law by a governmental authority having jurisdiction and venue, that termination shall not impair or otherwise affect the validity, legality or enforceability of any of the remaining terms and provisions of this Code, which shall be enforced as if the unenforceable term or provision were deleted.

9.           SGRP Articles and Applicable Law.  The terms and provisions of this Code are each subject to the relevant terms and provisions of the SGRP Articles and Applicable Law, and in the event that any term or provision of this Code conflicts or is inconsistent with any term or provision of the SGRP Articles or Applicable Law, the term or provision of the SGRP Articles or Applicable Law shall control and be given effect.

10.         No Implied Amendments or Employment Agreement, Cumulative Provisions, Etc.  This Code is not intended, and shall not be deemed or construed, to:  (a) limit, restrict or otherwise modify or amend any term or provision of any Confidentiality and Non-Competition Agreement or Change-in-Control Severance Agreement with any Senior Executive or Employee; (b) limit, restrict or otherwise modify or amend any term or provision of any employment agreement that exists from time to time with any Senior Executive or Employee, except that any violation of this Code may be an additional reason for termination "For Cause" under such any such agreement; and (c) create (absent an employment agreement to the contrary) any employment agreement or employment period or other terms, as such employment (absent an employment agreement to the contrary) is "at will" and modifiable from time to time and terminable at any time, for any reason or no reason, and without notice or benefit of any kind.  Likewise, nothing in any such agreement is intended, or shall be deemed or construed, to limit, modify, define or replace any term or provision of this Code.  Each obligation of a Covered Person and each right, power, privilege, remedy or other interest of the SPAR Group under this Code, any other policy of the Company, any such agreement applicable under the circumstances and Applicable Law are separate, cumulative and not alternatives, and they are in addition to and shall not limit (except as otherwise expressly provided herein) each and every other right, power, privilege, remedy or other interest of the SPAR Group under this Code, any such agreement applicable under the circumstances or Applicable Law.

11.         No Additional Personal Liability.  This Code is not intended, and shall not be deemed or construed, to create or impose any personal liability on any Covered Person in addition to that (if any) imposed by Applicable Law.

12.         No Third Party Rights.  The terms and provisions of this Code are for the exclusive benefit of the Company, and no other Person (including, without limitation, any Competitor, Customer or Vendor or any shareholder or creditor of any SPAR Company or Approved Affiliate Company) shall have any right or claim against the Company, any other SPAR Company, any Approved Affiliate Company, any Covered Person or any SPAR Representative by reason of any of those terms or provisions or be entitled to enforce any of those terms and provisions against any party (whether or not purportedly on behalf of the Company).

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VIII.         Employee's Acknowledgment of SPAR Group's Code of Ethical Conduct

To SPAR Group, Inc., and its subsidiaries and Affiliates:

I have received and read the SPAR Group Code of Ethical Conduct for its Directors, Senior Executives and Employees Amended and Restated (as of) August 1, 2012 (as supplemented, modified, amended and restated from time to time and then in effect, the "Code") of SPAR Group, Inc. ("SGRP"), and its subsidiaries and certain Affiliates (together with SGRP, each a "SPAR Company" and collectively the "SPAR Companies").

I understand and agree that I am covered by this Code both as a "Covered Person" and in the following specific capacity (check one), as such terms are defined in the Code:

—    "Employee"

—    "Senior Executive"

—    "Outside Director"

I understand and agree that the Code is part of the SPAR Companies' codes of ethical conduct and contains important information and restrictions applicable to my employment and business relationship with my SPAR Company.  I understand that I should consult with the my Superior Officer (as defined in the Code) or my SPAR Company's Human Resources Department regarding any questions not answered in the Code.

I understand and agree that my employment relationship with my SPAR Company is voluntary and any breach of this Code may cause my employment to be terminated immediately.

I understand and agree that revisions to the Code may occur at any time and from time to time, whether or not required by law, that such revisions will be communicated through email and other official notices, that such revisions may supersede, modify or eliminate the any term or provision of this Code, and that any such revision will take effect as and when stated in such email or other notice.

I understand the currently effective version of the Code is accessible from the SPAR Companies' Intranet web site.

I agree that will comply with the terms and provisions of the Code, including any revisions made to it, and to the extent the Code applies to any of my Family Members, I will use my best efforts to cause them to so comply.

By: Print Name: Date:

Please sign and date this acknowledgment page and send it to your Company's Human Resources Department.

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